Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
August 8, 2023	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Second Quarter Earnings Per Share of $0.64

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, August 8, 2023) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.64 for the three months ended June 30, 2023, compared to $0.64 per share in the first quarter of 2023 and $0.58 per share in the same quarter last year. Net earnings for the second quarter of 2023 amounted to $3.4 million, compared to $3.4 million in the prior quarter and $3.0 million for the second quarter of 2022. For the three months ended June 30, 2023, the return on average assets was 0.88%, the return on average equity was 11.52%, and the efficiency ratio was 69.2%.

For the first six months of 2023, diluted earnings per share totaled $1.29 compared to $1.18 during the same period in 2022. Net earnings for the six months of 2023 totaled $6.7 million, compared to $6.2 million in the first six months of 2022. For the six months ended June 30, 2023, the return on average assets was 0.89% and the return on average equity was 11.77%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “While growth in interest rates over this past year has increased funding costs and provided stress to the banking industry, Landmark continued to provide solid earnings this quarter driven by growth in loans, well-controlled expenses, and solid credit quality. Compared to the first quarter 2023, total gross loans increased by $23.5 million, or 10.8% on an annualized basis mainly due to growth in agriculture, commercial and residential mortgage loans. Deposits decreased $13.1 million during the second quarter of 2023 due to lower non-interest demand deposits but offset by growth in money market, interest checking and certificates of deposit accounts. Our loan to deposit ratio this quarter remains relatively low and reflects ample liquidity for future loan growth. This quarter’s net interest income declined slightly from the prior quarter, as growth in interest income on loans was offset by increased interest expense on deposits and other borrowings. Our net interest margin totaled 3.21% during the second quarter of 2023 as compared to 3.31% in the prior quarter and 3.05% in the second quarter last year. Non-interest income increased $334,000 compared to the first quarter 2023 mainly due to growth in both fees and service charges and gains on sales of residential mortgage loans. Non-interest expense remained well controlled in the second quarter 2023 increasing slightly compared to the prior quarter.”

Mr. Scheopner continued, “This quarter we continued to see low net loan charge-offs, declining non-performing assets and low levels of delinquent loans. Landmark recorded net loan charge-offs of $68,000 in the second quarter of 2023 compared to $42,000 in the second quarter of 2022 and $47,000 in the first quarter of 2023. Non-accrual loans totaled $2.8 million, or 0.31%, of gross loans at June 30, 2023 and have declined $2.1 million over the last twelve months. The allowance for loan losses totaled $10.4 million at June 30, 2023, or 1.17% of period end gross loans, while our equity to assets ratio totaled 7.62%.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid September 6, 2023, to common stockholders of record as of the close of business on August 23, 2023. Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, August 9, 2023. Investors may participate via telephone by dialing (833) 470-1428 and using access code 545875. A replay of the call will be available through September 8, 2023, by dialing (866) 813-9403 and using access code 287303.

SUMMARY OF SECOND QUARTER RESULTS

Net Interest Income

Net interest income in the second quarter of 2023 amounted to $10.8 million representing a slight decrease compared to the previous quarter. This decrease in net interest income was due mainly to higher interest expense on deposits and borrowed funds but partly offset by growth in interest income on loans. The net interest margin totaled 3.21% during the second quarter compared to 3.31% in the prior quarter. Compared to the previous quarter, interest income on loans increased $1.2 million, or 11.0%, to $12.6 million due to both higher rates and balances while the average tax-equivalent yield on the loan portfolio increased 37 basis points to 5.80%. Interest income on investment securities increased slightly due to small increases in rates and balances. The average tax-equivalent yield on investment securities totaled 2.70% this quarter compared to 2.68% in the prior quarter.

Interest expense on deposits increased $913,000 in the second quarter 2023, compared to the prior quarter, mainly due to higher rates and average balances on interest-bearing deposits. The average rate on interest-bearing deposits increased this quarter to 1.57% compared to 1.18% in the prior quarter. Interest expense on total borrowed funds grew $450,000, compared to the prior quarter, as the average rate paid increased 36 basis points to 5.05% and average balances grew $21.3 million.

Non-Interest Income

Non-interest income totaled $3.8 million for the second quarter of 2023, an increase of $33,000, or 0.9%, compared to the same period last year and an increase of $334,000, or 9.6%, from the previous quarter. The increase in non-interest income during the second quarter of 2023 compared to the same period last year was primarily due to increases of $101,000 in fees and services charges, $142,000 in other non-interest income and $33,000 in bank owned life insurance (“BOLI”) income. The increases in fees and services charges and BOLI income were primarily associated with the acquisition of Freedom Bank in the fourth quarter of 2022, as the acquisition increased Landmark’s deposit base and BOLI assets. The increase in other non-interest income was primarily related to an increase in rental income associated with a branch which was vacant in the prior year period. Gains on sales of one-to-four family residential loans declined $243,000 from the same period last year due to lower fixed rate mortgage originations. Compared to the prior quarter, the increase in non-interest income was primarily due to seasonal increases with fees and service charges and increased loan originations of residential mortgage loans, as well as a full quarter of rental income noted above.

Non-Interest Expense

During the second quarter of 2023, non-interest expense totaled $10.3 million, an increase of $1.3 million, or 14.7%, over the same period in 2022 but unchanged compared to the prior quarter. Compared to the same period last year, higher costs this year for compensation and benefits, occupancy and equipment, data processing and other non-interest expenses were primarily due to higher operating costs associated with the Freedom Bank acquisition, while amortization expense increased $137,000 this quarter due to the core deposit intangible recorded for this acquisition. Non-interest expense was flat compared to the prior quarter as higher professional fees were offset by lower data processing costs.

Income Tax Expense

Landmark recorded income tax expense of $701,000 in the second quarter of 2023 compared to income tax expense of $639,000 in the second quarter of 2022 and $693,000 in the first quarter of 2023. The effective tax rate was 17.3% in the second quarter of 2023 compared to 17.4% in the second quarter of 2022 and 17.1% in the first quarter of 2023.

Liquidity Highlights

In addition to local retail, commercial and public fund deposits, the Company has access to multiple sources of brokered deposits that can be utilized for liquidity. Landmark also has diverse sources of liquidity available through both secured and unsecured borrowing lines of credit. At June 30, 2023, Landmark had collateral pledged to the Federal Home Loan Bank (“FHLB”) that would allow for an additional $129.0 million of FHLB borrowings. Additionally, investment securities were pledged to the Federal Reserve discount window that provides borrowing capacity with the Federal Reserve of $60.8 million. Landmark also had various other federal funds agreements, both secured and unsecured, with correspondent banks totaling approximately $30.0 million in available credit at June 30, 2023.

As of June 30, 2023, Landmark had unpledged available-for-sale investment securities with a fair value of $73.8 million as well as approximately $94.6 million of pledged investment securities in excess of required levels. The average life of the Company’s investment portfolio is approximately 4.4 years and is projected to generate cash flow through maturities of $76.3 million over the next 12 months.

Balance Sheet Highlights

As of June 30, 2023, gross loans totaled $893.3 million, an increase of $23.5 million, or 10.8% annualized since March 31, 2023. During the quarter, loan growth was comprised of one-to-four family residential real estate (growth of $13.6 million), commercial (growth of $9.1 million) and agriculture loans (growth of $3.8 million), offset by a decline in construction and commercial real estate loans. Investment securities decreased $5.8 million, during the second quarter of 2023, while gross unrealized net losses on these investment securities increased from $26.5 million at March 31, 2023 to $30.0 million at June 30, 2023. Deposit balances decreased $13.1 million, or 4.0% on an annualized basis, to $1.3 billion at June 30, 2023. The decrease in deposits was mainly driven by declines in non-interest demand (decline of $39.6 million) and savings accounts (decline of $9.1 million) this quarter which was partially offset by higher money market, interest checking and certificate of deposit accounts, which increased in total by $26.5 million. Total borrowings, including Federal Home Loan Bank advances and repurchase agreements increased $31.9 million this quarter to fund the loan growth and offset the lower deposit balances. At June 30, 2023, the loan to deposits ratio was 68.9% compared to 66.4% in the prior quarter and 58.5% in the same period last year.

Total deposits include estimated uninsured deposits of $193.1 million and $224.7 million as of June 30, 2023 and March 31, 2023, respectively. This represents approximately 15% of total deposits at June 30, 2023 and compares favorably with other similar community banking organizations. Over 96% of Landmark’s total deposits were considered core deposits at June 30, 2023. These deposit balances are from retail, commercial and public fund customers located in the markets where the Company has bank branch locations. Brokered deposits are considered non-core and totaled $41.2 million at June 30, 2023 compared to $11.3 million at March 31, 2023 and are utilized as an additional source of liquidity.

Stockholders’ equity decreased slightly to $117.4 million (book value of $22.50 per share) as of June 30, 2023, from $117.7 million (book value of $22.57 per share) as of March 31, 2023, due to an increase in other comprehensive losses during the second quarter of 2023 related to the decline in the unrealized losses on investment securities. The ratio of equity to total assets decreased to 7.62% on June 30, 2023, from 7.74% on March 31, 2023.

The allowance for credit losses totaled $10.4 million, or 1.17% of total gross loans on June 30, 2023, compared to $10.3 million, or 1.18% of total gross loans on March 31, 2023. Net loan charge-offs totaled $68,000 in the second quarter of 2023, compared to $47,000 during the first quarter of 2023 and $42,000 during the same quarter last year. The ratio of annualized net loan charge-offs to total average loans was 0.03% in the second quarter of 2023, 0.02% in the first quarter of 2023 and 0.03% in the same quarter last year. A provision for credit losses of $250,000 was made in the second quarter of 2023 as credit models factored in growth in our overall loan portfolio for this quarter. A provision for credit losses of $49,000 was made in the first quarter of 2023 related to unfunded loan commitments and held-to-maturity investments securities. No provision for credit losses was recorded in the second quarter of 2022.

Non-performing loans totaled $2.8 million, or 0.31% of gross loans, while loans 30-89 days delinquent totaled $614,000, or 0.07% of gross loans, as of June 30, 2023. Real estate owned totaled $0.9 million at June 30, 2023.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 31 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park (2), Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (x) the effects of severe weather, natural disasters, widespread disease or pandemics (including the COVID-19 pandemic), or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Assets
Cash and cash equivalents	$20,038	$23,764	$23,156	$49,234	$30,413
Interest-bearing deposits at other banks	8,336	8,586	9,084	8,844	8,360
Investment securities available-for-sale, at fair value:
U.S. treasury securities	121,480	121,759	123,111	127,445	135,459
U.S. federal agency obligations	-	1,993	1,988	4,979	14,931
Municipal obligations, tax exempt	124,451	128,281	127,262	128,392	134,994
Municipal obligations, taxable	77,713	73,468	67,244	61,959	49,356
Agency mortgage-backed securities	160,734	164,669	169,701	161,331	151,893
Total investment securities available-for-sale	484,378	490,170	489,306	484,106	486,633
Investment securities held-to-maturity	3,496	3,467	3,524	-	-
Bank stocks, at cost	9,445	6,876	5,470	6,641	2,881
Loans:
One-to-four family residential real estate	259,655	246,079	236,982	205,466	192,517
Construction and land	22,016	23,137	22,725	18,119	23,092
Commercial real estate	314,889	316,900	304,074	228,669	209,879
Commercial	181,424	172,331	173,415	144,582	137,929
Paycheck Protection Program (PPP)	-	21	21	410	652
Agriculture	84,345	80,499	84,283	86,114	78,240
Municipal	2,711	2,004	2,026	2,036	2,076
Consumer	28,219	28,835	26,664	25,911	25,531
Total gross loans	893,259	869,806	850,190	711,307	669,916
Net deferred loan (fees) costs and loans in process	(261)	2	(250)	(311)	229
Allowance for credit losses	(10,449)	(10,267)	(8,791)	(8,858)	(8,315)
Loans, net	882,549	859,541	841,149	702,138	661,830
Loans held for sale, at fair value	3,900	1,839	2,488	2,741	6,264
Bank owned life insurance	37,764	37,541	37,323	32,672	32,483
Premises and equipment, net	24,027	24,241	24,327	20,628	20,679
Goodwill	32,199	32,199	32,199	17,532	17,532
Other intangible assets, net	3,612	3,809	4,006	36	52
Mortgage servicing rights	3,514	3,652	3,813	3,980	4,025
Real estate owned, net	934	934	934	1,288	1,288
Other assets	25,148	24,198	26,088	25,456	19,911
Total assets	$1,539,340	$1,520,817	$1,502,867	$1,355,296	$1,292,351

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	382,410	421,971	410,142	347,942	343,107
Money market and checking	606,474	588,366	626,659	504,973	520,056
Savings	160,426	169,504	170,570	170,988	170,419
Certificates of deposit	131,661	114,189	93,278	93,234	97,885
Total deposits	1,280,971	1,294,030	1,300,649	1,117,137	1,131,467
Federal Home Loan Bank borrowings	76,185	37,804	8,200	74,900	-
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	22,293	28,750	38,402	16,349	6,223
Accrued interest and other liabilities	20,887	20,864	22,532	19,775	15,708
Total liabilities	1,421,987	1,403,099	1,391,434	1,249,812	1,175,049
Stockholders’ equity:
Common stock	52	52	52	50	50
Additional paid-in capital	84,475	84,413	84,273	79,329	79,284
Retained earnings	55,498	53,231	52,174	58,114	56,662
Treasury stock, at cost	-	-	-	(1,040)	(538)
Accumulated other comprehensive (loss) income	(22,672)	(19,978)	(25,066)	(30,969)	(18,156)
Total stockholders’ equity	117,353	117,718	111,433	105,484	117,302
Total liabilities and stockholders’ equity	$1,539,340	$1,520,817	$1,502,867	$1,355,296	$1,292,351

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income:
Loans	$12,623	$11,376	$7,156	$23,999	$14,347
Investment securities:
Taxable	2,379	2,317	1,417	4,696	2,408
Tax-exempt	775	786	730	1,561	1,452
Interest-bearing deposits at banks	49	98	126	147	188
Total interest income	15,826	14,577	9,429	30,403	18,395
Interest expense:
Deposits	3,452	2,539	358	5,991	553
Subordinated debentures	387	364	165	751	288
Borrowings	1,154	727	8	1,881	11
Total interest expense	4,993	3,630	531	8,623	852
Net interest income	10,833	10,947	8,898	21,780	17,543
Provision (benefit) for credit losses	250	49	-	299	(500)
Net interest income after provision (benefit) for credit losses	10,583	10,898	8,898	21,481	18,043
Non-interest income:
Fees and service charges	2,481	2,358	2,380	4,839	4,568
Gains on sales of loans, net	830	693	1,073	1,523	1,978
Bank owned life insurance	223	218	190	441	377
Other	295	226	153	521	436
Total non-interest income	3,829	3,495	3,796	7,324	7,359
Non-interest expense:
Compensation and benefits	5,572	5,542	4,953	11,114	9,728
Occupancy and equipment	1,394	1,369	1,177	2,763	2,410
Data processing	431	589	362	1,020	702
Amortization of mortgage servicing rights and other intangibles	472	461	335	933	651
Professional fees	607	491	415	1,098	866
Acquisition costs	-	-	221	-	221
Other	1,873	1,891	1,559	3,764	3,282
Total non-interest expense	10,349	10,343	9,022	20,692	17,860
Earnings before income taxes	4,063	4,050	3,672	8,113	7,542
Income tax expense	701	693	639	1,394	1,376
Net earnings	$3,362	$3,357	$3,033	$6,719	$6,166

Net earnings per share (1)
Basic	$0.64	$0.64	$0.58	$1.29	$1.18
Diluted	0.64	0.64	0.58	1.29	1.17
Dividends per share (1)	0.21	0.21	0.20	0.42	0.40
Shares outstanding at end of period (1)	5,215,575	5,215,575	5,225,161	5,215,575	5,225,161
Weighted average common shares outstanding - basic (1)	5,215,575	5,213,125	5,237,837	5,214,357	5,242,558
Weighted average common shares outstanding - diluted (1)	5,219,550	5,220,688	5,252,546	5,219,760	5,260,313

Tax equivalent net interest income	$11,021	$11,144	$9,094	$22,165	$17,934

(1) Share and per share values at or for the periods ended June 30, 2022 have been adjusted to give effect to the 5% stock dividend paid during December 2022.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Performance ratios:
Return on average assets (1)	0.88%	0.90%	0.93%	0.89%	0.95%
Return on average equity (1)	11.52%	12.04%	10.04%	11.77%	9.81%
Net interest margin (1)(2)	3.21%	3.31%	3.05%	3.26%	3.02%
Effective tax rate	17.3%	17.1%	17.4%	17.2%	18.2%
Efficiency ratio (3)	69.2%	70.1%	69.1%	69.7%	70.9%
Non-interest income to total income (3)	26.1%	24.2%	29.9%	25.2%	29.2%

Average balances:
Investment securities	$495,456	$499,538	$477,035	$497,486	$449,667
Loans	873,910	850,331	653,013	862,186	644,569
Assets	1,525,589	1,511,077	1,307,112	1,518,373	1,306,446
Interest-bearing deposits	882,726	872,900	791,257	877,841	791,803
FHLB advances and other borrowings	77,176	66,868	-	61,285	-
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	16,909	27,548	6,981	22,199	6,903
Stockholders’ equity	$117,038	$113,115	121,147	$115,087	126,757

Average tax equivalent yield/cost (1):
Investment securities	2.70%	2.68%	1.97%	2.69%	1.90%
Loans	5.80%	5.43%	4.40%	5.62%	4.49%
Total interest-bearing assets	4.66%	4.39%	3.23%	4.53%	3.16%
Interest-bearing deposits	1.57%	1.18%	0.18%	1.38%	0.14%
FHLB advances and other borrowings	5.34%	5.09%	0.00%	5.25%	0.00%
Subordinated debentures	7.17%	6.82%	3.06%	6.99%	2.68%
Repurchase agreements	3.01%	2.36%	0.46%	2.61%	0.32%
Total interest-bearing liabilities	2.01%	1.52%	0.26%	1.77%	0.21%

Capital ratios:
Equity to total assets	7.62%	7.74%	9.08%
Tangible equity to tangible assets (3)	5.42%	5.50%	7.82%
Book value per share	$22.50	$22.57	$22.45
Tangible book value per share (3)	$15.63	$15.67	$19.08

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,267	$8,791	$8,357	$8,791	$8,775
Adoption of CECL	-	1,523	-	1,523	-
Charge-offs	(158)	(108)	(76)	(266)	(129)
Recoveries	90	61	34	151	169
Provision (benefit) for credit losses	250	-	-	250	(500)
Ending balance	$10,449	$10,267	$8,315	$10,449	$8,315

Non-performing assets:
Non-accrual loans	$2,784	$3,311	$4,887
Accruing loans over 90 days past due	-	-	-
Real estate owned	934	934	1,288
Total non-performing assets	$3,718	$4,245	$6,175

Loans 30-89 days delinquent	$614	$1,490	$877

Other ratios:
Loans to deposits	68.90%	66.42%	58.49%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.07%	0.17%	0.13%
Total non-performing loans to gross loans outstanding	0.31%	0.38%	0.73%
Total non-performing assets to total assets	0.24%	0.28%	0.48%
Allowance for credit losses to gross loans outstanding	1.17%	1.18%	1.24%
Allowance for credit losses to gross loans outstanding excluding PPP loans	1.17%	1.18%	1.24%
Allowance for credit losses to total non-performing loans	375.32%	310.09%	170.15%
Net loan charge-offs to average loans (1)	0.03%	0.02%	0.03%	0.03%	-0.01%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Non-GAAP earnings reconciliation:
Net earnings	$3,362	$3,357	$3,033	$6,719	$6,166
Add: acquisition costs	-	-	221	-	221
Less: income tax expense (effective tax rate of 24.5%)	-	-	(54)	-	(54)
Adjusted net earnings (A)	$3,362	$3,357	$3,200	$6,719	$6,333

Weighted average common shares outstanding - diluted (B)	5,219,550	5,220,688	5,252,546	5,219,760	5,260,313

Adjusted diluted net earnings per share (A/B)	$0.64	$0.64	$0.61	$1.29	$1.20
Adjusted return on average assets (1)	0.88%	0.90%	0.98%	0.89%	0.98%
Adjusted return on average equity (1)	11.52%	12.04%	10.59%	11.77%	10.07%

(1) Information is annualized.

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,349	$10,343	$9,022	$20,692	$17,860
Less: foreclosure and real estate owned expense	(3)	(17)	(9)	(20)	(32)
Less: amortization of other intangibles	(198)	(197)	(15)	(395)	(32)
Less: acquisition costs	-	-	(221)	-	(221)
Adjusted non-interest expense (A)	10,148	10,129	8,777	20,277	17,575

Net interest income (B)	10,833	10,947	8,898	21,780	17,543

Non-interest income	3,829	3,495	3,796	7,324	7,359
Less: losses (gains) on sales of investment securities, net	-	-	-	-	-
Less: gains on sales of premises and equipment and foreclosed assets	-	(1)	-	(1)	(114)
Adjusted non-interest income (C)	$3,829	$3,494	$3,796	$7,323	$7,245

Efficiency ratio (A/(B+C))	69.2%	70.1%	69.1%	69.7%	70.9%
Non-interest income to total income (C/(B+C))	26.1%	24.2%	29.9%	25.2%	29.2%

Total stockholders’ equity	$117,353	$117,718	$117,302
Less: goodwill and other intangible assets	(35,811)	(36,008)	(17,584)
Tangible equity (D)	$81,542	$81,710	$99,718

Total assets	$1,539,340	$1,520,817	$1,292,351
Less: goodwill and other intangible assets	(35,811)	(36,008)	(17,584)
Tangible assets (E)	$1,503,529	$1,484,809	$1,274,767

Tangible equity to tangible assets (D/E)	5.42%	5.50%	7.82%

Shares outstanding at end of period (F)	5,215,575	5,215,575	5,225,161

Tangible book value per share (D/F)	$15.63	$15.67	$19.08